                                                                   EXHIBIT 10.14

April 13, 1999
Mr. Thomas A. Christenson
Director, Finance
Diversa Corporation
10665 Sorrento Valley Road
San Diego, CA  92121


Dear Thomas:

Transamerica Business Credit Corporation - Technology Finance Division ("TBCC") is pleased to offer to extend the duration of those certain Commitment Letters dated March 31, 1997 and April 7, 1998 (the "Commitments") as provided below.

Except as modified hereby, the Commitments and all documents in connection with the Commitments and Master Lease Agreement between TBCC and Diversa Corporation ("Lessee"), are hereby ratified and confirmed in all respects and shall continue in full force and effect.

1. The paragraph entitled "Lease Term Commencement" is hereby deleted in its entirety and the following is inserted in lieu thereof:

Lease Term

Commencement: Upon delivery and acceptance of the Equipment or upon each completion of deliveries and acceptances of items of Equipment with aggregate cost of not less than $100,000, but no later than December 31, 1999.

Should you have any questions, please call me. If you wish to accept this offer, please so indicate by signing and returning the enclosed duplicate copy of this letter to me by April 20, 1999.

Yours truly,

TRANSAMERICA BUSINESS CREDIT
CORPORATION-TECHNOLOGY FINANCE
DIVISION

By:  /s/ Gary P. Moro
   ------------------
         Gary P. Moro
         Vice President

Accepted this 15 day of April, 1999

DIVERSA CORPORATION

By:  /s/ Thomas A. Christenson
     -------------------------
         Thomas A. Christenson
         Director, Finance

Amended and Restated
MASTER LEASE AGREEMENT

Lessor:  TRANSAMERICA BUSINESS CREDIT CORPORATION
         Riverway II
         West Office Tower
         9399 West Higgins Road
         Rosemont, Illinois 60018
Lessee: DIVERSA CORPORATION (f/k/a Recombinant Biocatalysis, Inc.) 10655 Sorrento Valley Road
         San Diego, California 92121

The lessor pursuant to this Master Lease Agreement ("Agreement") dated as of April 4, 1997, as amended on April 29, 1998, is Transamerica Business Credit Corporation ("Lessor"). All equipment, together with all present and future additions, parts, accessories, attachments, substitutions, repairs, improvements and replacements thereof or thereto, which are the subject of a Lease (as defined in the next sentence) shall be referred to as "Equipment."

Simultaneous with the execution and delivery of this Agreement, the parties are entering into one or more Lease Schedules (each, a "Schedule") which refer to and incorporate by reference this Agreement, each of which constitutes a lease (each, a "Lease") for the Equipment specified therein. Additional details pertaining to each Lease are specified in the applicable Schedule. Each Schedule that the parties hereafter enter into shall constitute a Lease. Except as provided in the Commitment Letters dated as of March 31, 1997 and April 7, 1998, Lessor has no obligation to enter into any additional leases with, or extend any future financing to, Lessee.

1. LEASE. Subject to and upon all of the terms and conditions of this Agreement and each Schedule, Lessor hereby agrees to lease to Lessee and Lessee hereby agrees to lease from Lessor the Equipment for the Term (as defined in Paragraph 2 below) thereof. Lessor's obligations to enter into Leases hereunder are limited as set forth in Commitment Letters executed by Lessor and Lessee and dated as of March 31, 1997 and April 7, 1998 (attached hereto as Exhibits A and
B), and any subsequent Commitment Letters executed by Lessor and Lessee which specifically provide that the commitments therein are to be governed by this Agreement (which shall be attached as Exhibits hereto). All leases entered into pursuant to the Commitment Letters dated as of March 31, 1997 and April 7, 1998 shall be governed by this Master Lease Agreement.

2. TERM. Each Lease shall be effective and the term of each Lease ("Term") shall commence on the commencement date which shall be upon delivery, acceptance and funding and shall be specified in the applicable Schedule and, unless sooner terminated (as hereinafter provided), shall expire at the end of the term specified in such Schedule; provided however, that obligations due to be performed by Lessee during the Term shall continue until they have been performed in full. Schedules will only be executed after the delivery of the Equipment to Lessee or upon completion of deliveries of items of such Equipment with aggregate cost of not less than $100,000.

3. RENT. Lessee shall pay as rent to Lessor, for use of the Equipment during, the Term, rental payments equal to the sum of all rental payments including, without limitation, security deposits, advance rents and interim rents payable in the amounts and on the dates specified in the applicable Schedule ("Rent"). If any Rent or other amount payable by Lessee is not paid within

                                      1.

five days after the day on which it becomes payable, Lessee will pay on demand, as a late charge, an amount equal to 2.5% of such unpaid Rent or other amount but only to the extent permitted by applicable law. All payments provided for herein shall be payable to Lessor at its address specified above, or at any other place designated by Lessor. Any Commitment Fees previously paid by Lessee shall be applied pro rata toward the second month's Rent under each Lease after deducting expenses under Section 22.

4. LEASE NOT CANCELABLE; LESSEE'S OBLIGATIONS ABSOLUTE. No Lease may be canceled or terminated except as expressly provided herein. Lessee's obligation pay all Rent due or to become due hereunder shall be absolute and unconditional and shall not be subject to any delay, reduction, set-off, defense, counterclaim or recoupment for any reason whatsoever, including any failure of the Equipment or any representations by the manufacturer or the vendor thereof. If the Equipment is unsatisfactory for any reason, Lessee shall make any claim solely against the manufacturer or the vendor thereof and shall, nevertheless, pay Lessor all Rent payable hereunder.

5. SELECTION AND USE OF EQUIPMENT. Lessee agrees that it shall be responsible for the selection, use of, and results obtained from, the Equipment and any other associated equipment or services.

6. WARRANTIES. LESSOR MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, THE DESIGN OR CONDITION OF THE EQUIPMENT OR ITS MERCHANTABILITY, SUITABILITY, QUALITY OR FITNESS FOR A PARTICULAR PURPOSE, AND HEREBY DISCLAIMS ANY SUCH WARRANTY. LESSEE SPECIFICALLY WAIVES ALL RIGHTS TO MAKE A CLAIM AGAINST LESSOR FOR BREACH OF ANY WARRANTY WHATSOEVER. LESSEE LEASES THE EQUIPMENT "AS IS." IN NO EVENT SHALL LESSOR HAVE ANY LIABILITY FOR, NOR SHALL LESSEE HAVE ANY REMEDY AGAINST LESSOR FOR, ANY LIABILITY, CLAIM, LOSS, DAMAGE OR EXPENSE CAUSED DIRECTLY OR INDIRECTLY BY THE EQUIPMENT OR ANY DEFICIENCY OR DEFECT THEREOF OR THE OPERATION, MAINTENANCE OR REPAIR THEREOF OR ANY CONSEQUENTIAL DAMAGES AS THAT TERM IS USED IN SECTION 2-719(3) OF THE MODEL UNIFORM COMMERCIAL CODE, AS AMENDED FROM TIME TO TIME ("UCC"). Lessor grants to Lessee, for the sole purpose of prosecuting a claim or receiving benefits under the warranty, the benefits of any and all warranties made available by the manufacturer or the vendor of the Equipment to the extent assignable.

7. DELIVERY. Lessor hereby appoints Lessee as Lessor's agent for the sole and limited purpose of accepting delivery of the Equipment from each vendor thereof. Lessee shall pay any and all delivery and installation charges. Lessor shall not be liable to Lessee for any delay in, or failure of, delivery of the Equipment.

8. PURCHASE OBLIGATION. Subject to Paragraph 21, Lessee shall, purchase all, but not less than all, the Equipment covered by the applicable Lease on the date specified therefor in the applicable Schedule ("Purchase Date"). The fair market value of all Equipment leased pursuant to the Commitment Letters dated as of March 31, 1997 and April 7, 1998 shall be 10% of the Equipment Cost as set forth on the applicable Schedule. In any other case, unless the applicable Schedule provides otherwise, the purchase price for such Equipment shall be its fair market

                                      2.

value as set forth in the applicable Schedule determined on an "In-place, In-use" basis, as mutually agreed by Lessor and Lessee, or, if they cannot agree, as determined by an independent appraiser selected by Lessor and approved by Lessee, which approval will not be unreasonably delayed or withheld, or as otherwise determined in the manner specified in the applicable Schedule. Lessor and Lessee shall equally share the cost of any such appraisal. On the Purchase Date, Lessee shall pay to Lessor the purchase price, together with all sales and other taxes applicable to the transfer of the Equipment and any other amount payable and arising hereunder, in immediately available funds, whereupon Lessor shall transfer to Lessee, without recourse or warranty of any kind, express or implied, all of Lessor's right, title and interest in and to such Equipment on an "As Is, Where Is" basis and file a UCC-3 termination statement.

9. OWNERSHIP; INSPECTION; MARKING; FINANCING STATEMENTS. Lessee shall affix to the Equipment any labels supplied by Lessor indicating ownership of such Equipment. The Equipment is and shall be the sole property of Lessor. Lessee shall have no right, title or interest therein, except as lessee under a Lease. The Equipment is and shall at all times be and remain personal property and shall not become a fixture. Lessee shall obtain and record such instruments and take such steps as may be necessary to prevent any person from acquiring any rights in the Equipment by reason of the Equipment being claimed or deemed to be real property. Upon request by Lessor, Lessee shall obtain and deliver to Lessor valid and effective waivers, in recordable form, by the owners, landlords and mortgagees of the real property upon which the Equipment is located or certificates of Lessee that it is the owner of such real property or that such real property is neither leased nor mortgaged. Lessee shall make the Equipment and its maintenance records available for inspection by Lessor at reasonable times and upon reasonable notice. Lessee shall execute and deliver to Lessor for filing any UCC financing statements or similar documents Lessor may reasonably request.

10. EQUIPMENT USE. Lessee agrees that the Equipment will be operated by competent, qualified personnel in connection with Lessee's business for the purpose for which the Equipment was designed and in accordance with applicable operating instructions, laws and government regulations, and that Lessee shall use all reasonable precautions to prevent loss or damage to the Equipment from fire and other hazards. Lessee shall procure and maintain in effect all orders, licenses, certificates, permits, approvals and consents required by federal, state or local laws or by any governmental body, agency or authority in connection with the delivery, installation, use and operation of the Equipment.

11. MAINTENANCE. Lessee, at its sole cost and expense, shall keep the Equipment in a suitable environment as specified by the manufacturer's guidelines or the equivalent and meet all recertification requirements, and shall maintain the Equipment in its original condition and working order, ordinary wear and tear excepted. At the reasonable request of Lessor, Lessee shall furnish all proof of maintenance.

12. ALTERATION; MODIFICATIONS; PARTS. Lessee may alter or modify the Equipment only with the prior written consent of Lessor. Any alteration shall be removed and the Equipment restored to its normal, unaltered condition at Lessee's expense (without damaging the Equipment's originally intended function or its value) prior to its return to Lessor. Any part installed in connection with warranty or maintenance service or which cannot be removed in accordance with the preceding sentence shall be the property of Lessor.

                                      3.

13. RETURN OF EQUIPMENT. Except for Equipment that has suffered a Casualty Loss (as defined in Paragraph 14 below) and is not required to be repaired pursuant to Paragraph 14 below or Equipment purchased by Lessee pursuant to Paragraph 8 above, upon demand by Lessor pursuant to Paragraph 21 below, Lessee shall contact Lessor for shipping instructions and, at Lessee's own risk, immediately return the Equipment, freight prepaid, to a location in the continental United States specified by Lessor. At the time of such return to Lessor, the Equipment shall be in the operating order, repair and condition as required by or specified in the original specifications and warranties of each manufacturer and vendor thereof, ordinary wear and tear excepted, and meet all recertification requirements. At any time with prior notice upon the occurrence and continuance of an Event of Default, the right of access to the premises on which the Equipment is located to inspect the Equipment, and Lessee shall cooperate as reasonably requested with Lessor's remarketing of the Equipment. The provisions of this Paragraph 13 are of the essence of the Lease, and upon application to any court of equity having jurisdiction in the premises, Lessor shall be entitled to a decree against Lessee requiring specific performance of the covenants of Lessee set forth in this Paragraph 13. If Lessee fails to return the Equipment when required, the terms and conditions of the Lease shall continue to be applicable and Lessee shall continue to pay Rent until the Equipment is received by Lessor.

14. CASUALTY INSURANCE; LOSS OR DAMAGE. Lessee will maintain, at its own expense, liability and property damage insurance relating to the Equipment, insuring against such risks as are customarily insured against on the type of equipment leased hereunder by businesses in which Lessee is engaged in such amounts, in such form, and with insurers satisfactory to Lessor; provided, however, that the amount of insurance against damage or loss shall not be less than the greater of (a) the replacement value of the Equipment and (b) the stipulated loss value of the Equipment specified in the applicable Schedule ("Stipulated Loss Value"). Each liability insurance policy shall provide coverage (including, without limitation, personal injury coverage) of not less than $1,000,000 for each occurrence, and shall name Lessor as an additional insured; and each property damage policy shall name Lessor as sole loss payee and all policies shall contain a clause requiring the insurer to give Lessor at least thirty days prior written notice of any alteration in the terms or cancellation of the policy. Lessee shall furnish upon request a copy of each insurance policy (with endorsements) or other evidence satisfactory to Lessor that the required insurance coverage is in effect; provided however, Lessor shall have no duty to ascertain the existence of or to examine the insurance policies to advise Lessee if the insurance coverage does not comply with the requirements of this Paragraph. If Lessee fails to insure the Equipment as required, Lessor shall have the right but not the obligation to obtain such insurance, and the cost of the insurance shall be for the account of Lessee due as part of the next due Rent. Lessee consents to Lessor's release, upon its failure to obtain appropriate insurance coverage, of any and all information necessary to obtain insurance with respect to the Equipment or Lessor's interest therein.

Until the Equipment is returned to and received by Lessor as provided in Paragraph 13 above, Lessee shall bear the entire risk of theft or destruction of, or damage to, the Equipment including, without limitation, any condemnation, seizure or requisition of title or use ("Casualty Loss"). No Casualty Loss shall relieve Lessee from its obligations to pay Rent except as provided in clause (b) below. When any Casualty Loss occurs, Lessee shall immediately notify Lessor and, at the option of Lessor, shall promptly (a) place such Equipment in good repair and working order; or (b) pay Lessor an amount equal to the Stipulated Loss Value of such Equipment and all other amounts (excluding Rent) payable by Lessee hereunder, together with a late charge on such amounts at a rate per annum equal to the rate imputed in the Rent payments hereunder (as

                                      4.

reasonably determined by Lessor) from the date of the Casualty Loss through the date of payment of such amounts, whereupon Lessor shall transfer to Lessee, without recourse or warranty (express or implied), all of Lessees interest, if any, in and to such Equipment on an "AS IS, WHERE IS" basis. The proceeds of any insurance payable with respect to the Equipment shall be applied, at the option of Lessee, either towards (i) repair of the Equipment or (ii) payment of any of Lessee's obligations hereunder. Lessee hereby appoints Lessor as Lessee's attorney-in-fact to make claim for, receive payment of, and execute and endorse all documents, checks or drafts issued with respect to any Casualty Loss under any insurance policy relating to the Equipment.

15. TAXES. Lessee shall pay when due (subject to Lessee's right to contest in good faith), and indemnify and hold Lessor harmless from, all sales, use, excise and other taxes, charges, and fees (including, without limitation, income, franchise, business and occupation, gross receipts, licensing, registration, titling, personal property, stamp and interest equalization taxes, levies, imposts, duties, charges or withholdings of any nature), and if resulting from an act of Lessee any fines, penalties or interest thereon, imposed or levied by any governmental body, agency or tax authority upon or in connection with the Equipment, its purchase, ownership, delivery, leasing, possession, use or relocation of the Equipment or otherwise in connection with the transactions contemplated by each Lease or the Rent thereunder, excluding taxes on or measured by the net income of Lessor. Upon request, Lessee will provide proof of payment. Unless Lessor elects otherwise, Lessor will pay all property taxes on the Equipment for which Lessee shall reimburse Lessor promptly upon request and proof of payment. Lessee shall timely prepare and rile all reports and returns which are required to be made with respect to any obligation of Lessee under this Paragraph 15. Lessee shall, to the extent permitted by law, cause all billings of such fees, taxes, levies, imposts, duties, withholdings and governmental charges to be made to Lessor in care of Lessee. Upon request, Lessee will provide Lessor with copies of all such billings.

16. LESSOR'S PAYMENT. If Lessee fails to perform its obligations under Paragraph 14 or 15 above, or Paragraph 22 below, Lessor shall have the right to substitute performance, in which case, Lessee shall immediately reimburse Lessor therefor.

17. GENERAL INDEMNITY. Each Lease is a net lease. Therefore, Lessee shall indemnify Lessor and its successors and assigns against, and hold Lessor and its successors and assigns harmless from, any and all claims, actions, damages, obligations, liabilities and all costs and expenses, including, without limitation, reasonable legal fees, incurred by Lessor or its successors and assigns arising out of each Lease including, without limitation, the purchase, ownership, delivery, lease, possession, maintenance, condition, use or return of the Equipment, or arising by operation of law, except that Lessee shall not be liable for any claims, actions, damages, obligations and costs and expenses determined to have occurred as a result of the gross negligence or willful misconduct of Lessor or its successors and assigns. Lessee agrees that upon written notice by Lessor of the assertion of any claim, action, damage, obligation, liability or lien, Lessee shall assume full responsibility for the defense thereof, provided that Lessor's failure to give such notice shall not limit or otherwise affect its rights hereunder, except to the extent Lessee incurs a loss as a direct result of such failure. Any payment pursuant to this Paragraph (except for any payment of Rent) shall be of such amount as shall be necessary so that, after payment of any taxes required to be paid thereon by Lessor, including taxes on or measured by the net income of Lessor, the balance will equal the amount due hereunder. The provisions of this Paragraph with regard to matters arising during a Lease shall survive the expiration or termination of such Lease.

                                      5.

18. ASSIGNMENT BY LESSEE. Lessee shall not, without the prior written consent of Lessor, (a) assign, transfer, pledge or otherwise dispose of any Lease or Equipment, or any interest therein; (b) sublease or lend any Equipment or permit it to be used by anyone other than Lessee and its employees, agents, consultants, contractors and other authorized persons; or (c) move any Equipment from the location specified for it in the applicable Schedule, except that Lessee may move Equipment to another location within the United States provided that Lessee has delivered to Lessor (A) prior written notice thereof and (B) duly executed financing statements and other agreements and instruments (all in form and substance satisfactory to Lessor) necessary or, in the opinion of the Lessor, desirable to protect Lessor's interest in such Equipment. A change of the Lessee's name shall not constitute an assignment for purposes of this Paragraph 18. Notwithstanding anything to the contrary in the immediately preceding sentence, Lessee may keep any Equipment consisting of motor vehicles or rolling stock at any location in the United States.

19. ASSIGNMENT BY LESSOR. Lessor may assign its interest or grant a security interest in any Lease and the Equipment individually or together, in whole or in part. If Lessee is given written notice of any such assignment, it shall thereafter make all payments of Rent and other amounts hereunder directly to such assignee. Each such assignee shall have all of the rights of Lessor under each Lease assigned to it. Lessee shall not assert against any such assignee any set-off, defense or counterclaim that Lessee may have against Lessor or any other person. Notwithstanding any assignment by Lessor, Lessor shall not be relieved of its obligations under any Lease, but in no event shall Lessor be liable for any act or omission of its assignee.

20. DEFAULT; NO WAIVER. Lessee or any guarantor of any or all of the obligations of Lessee hereunder (together with Lessee, the "Lease Parties") shall be in default under each Lease upon the occurrence of any of the following events (each, an "Event of Default"): (a) Lessee fails to pay within five days of when due any amount required to be paid by Lessee under or in connection with any Lease; (b) any of the Lease Parties fails to perform in any material respect any other provision under or in connection with a Lease or violates in any material respect any of the covenants or agreements of such Lease Party under or in connection with a Lease; (c) any representation made or financial information delivered or furnished by any of the Lease Parties under or in connection with a Lease shall prove to have been inaccurate in any material respect when made; (d) any of the Lease Parties makes an assignment for the benefit of creditors, whether voluntary or involuntary, or consents to the appointment of a trustee or receiver, or if either shall be appointed for any of the Lease Parties or for a substantial part of its property without its consent and, in the case of any such involuntary proceeding, such proceeding remains undismissed or unstayed for forty-five days following the commencement thereof, (e) any petition or proceeding is filed by or against any of the Lease Parties under any Federal or State bankruptcy or insolvency code or similar law and, in the case of any such involuntary petition or proceeding, such petition or proceeding remains undismissed or unstayed for forty-five days following the filing or commencement thereof, or any of the Lease Parties takes any action authorizing any such petition or proceeding; (f) any of the Lease Parties fails to pay when due any indebtedness for borrowed money or under conditional sales or installment sales contracts or similar agreements, leases or obligations evidenced by bonds, debentures, notes or other similar agreements or instruments to any creditor (including Lessor under any other agreement) after any and all applicable cure periods therefor shall have elapsed if the unpaid amount involved exceeds $250,000 in the aggregate, subject to Lessee's right to contest in good faith any such obligations; (g) any judgment shall be rendered against any of the Lease Parties which shall remain unpaid or

                                      6.

unstayed for a period of sixty days; (h) any of the Lease Parties shall dissolve, liquidate, wind up or cease its business, sell or otherwise dispose of all or substantially all of its assets or make any material change in its lines of business; (i) any of the Lease Parties shall amend or modify its name, unless such Lease Party delivers to Lessor thirty days prior to any such proposed amendment or modification written notice of such amendment or modification and within ten days before such amendment or modification delivers executed financing statements (in form and substance satisfactory to the Lessor) provided that Lessee shall have 10 business days to cure any default under this clause
(i);(j) any of the Lease Parties shall merge or consolidate with any other entity or make any material adverse change in its capital structure, in each case without Lessor's prior written consent, which shall not be unreasonably withheld; (k) any of the Lease Parties shall suffer any loss or suspension of any material license, permit or other right or asset which has a material adverse effect on Lessee's business, fail generally to pay its debts as they mature, or call a meeting for purposes of compromising its debts; (1) any of the Lease Parties shall deny or disaffirm its obligations hereunder or under any of the documents delivered in connection herewith; or (m) there is a change in more than 35% of the ownership of any equity interests of any of the Lease Parties on the date hereof or more than 35% of such interests become subject to any contractual, judicial or statutory lien, charge, security interest or encumbrance.

21. REMEDIES. Upon the occurrence and continuation of an Event of Default for ten days after notice of a payment Event of Default and for thirty days after notice for all other Events of Default except for an Event of Default described in Paragraph 20(e), Lessor shall have the right, in its sole discretion, to exercise any one or more of the following remedies: (a) terminate each Lease;
(b) declare any and all Rent and other amounts then due and any and all Rent and other amounts to become due under each Lease (collectively, the "Lease Obligations") immediately due and payable; (c) take possession of any or all items of Equipment, wherever located, without demand, notice, court order or other process of law, and without liability for entry to Lessee's premises, for damage to Lessee's property or otherwise; (d) demand that Lessee immediately return any or all Equipment to Lessor in accordance with Paragraph 13 above, and, for each day that Lessee shall fail to return any item of Equipment, Lessor may demand an amount equal to the Rent payable for such Equipment in accordance with Paragraph 13 above; (e) lease, sell or otherwise dispose of the Equipment in a commercially reasonable manner, with or without notice and on public or private bid; (f) recover the following amounts from the Lessee (as damages, including reimbursement of costs and expenses, liquidated for all purposes and not as a penalty): (i) all costs and expenses of Lessor reimbursable to it hereunder, including, without limitation, expenses of disposition of the Equipment, legal fees and all other amounts specified in Paragraph 22 below;
(ii) an amount equal to the sum of (A) any accrued and unpaid Rent through the later of (1) the date of the applicable default or (2) the date that Lessor has obtained possession of the Equipment or such other date as Lessee has made an effective tender of possession of the Equipment to Lessor (the "Default Date") and (B) if Lessor resells or re-lets the Equipment, Rent at the periodic rate provided for in each Lease for the additional period that it takes Lessor to resell or re-let all of the Equipment; (iii) the present value of all future Rent reserved in the Leases and contracted to be paid over the unexpired Term of the Leases discounted at seven percent compounded interest; (iv) the reversionary value of the Equipment as of the expiration of the Term of the applicable Lease as set forth on the applicable Schedule discounted at seven percent compounded interest; and (v) any indebtedness for Lessee's indemnity under Paragraph 17 above, plus a late charge at the rate specified in Paragraph 3 above, less the amount received by Lessor, if any, upon sale or re-let of the Equipment; and (g) exercise any other right or remedy to recover damages or enforce the terms of the Leases. Upon the occurrence and

                                      7.

continuance of an Event of Default or an event which with the giving of notice or the passage of time, or both, would result in an Event of Default, Lessor shall have the right, whether or not Lessor has made any demand or the obligations of Lessee hereunder have matured, to appropriate and apply to the payment of the obligations of Lessee hereunder all security deposits and other deposits (general or special, time or demand, provisional or final) now or hereafter held by and other indebtedness or property now or hereafter owing by Lessor to Lessee. Lessor may pursue any other rights or remedies available at law or in equity, including, without limitation, rights or remedies seeking damages, specific performance and injunctive relief. Any failure of Lessor to require strict performance by Lessee, or any waiver by Lessor of any provision hereunder or under any Schedule, shall not be construed as a consent or waiver of any other breach of the same or of any other provision. Any amendment or waiver of any provision hereof or under any Schedule or consent to any departure by Lessee here from or therefrom shall be in writing and signed by Lessor.

No right or remedy is exclusive of any other provided herein or permitted by law or equity. All such rights and remedies shall be cumulative and may be enforced concurrently or individually from time to time.

22. LESSOR'S EXPENSE. Lessee shall pay Lessor on demand all its reasonable expenses (including reasonable legal fees and expenses) incurred in connection with the preparation, execution and delivery of this Agreement and any other agreement and transaction contemplated hereby, which expenses shall not exceed $6,000 without the written consent of Lessee, and all costs and expenses in protecting and enforcing Lessor's rights and interests in each Lease and the Equipment upon an Event of Default, including, without limitation, legal, collection and remarketing fees and expenses incurred by Lessor in enforcing the terms, conditions or provisions of each Lease or, upon the occurrence and continuation of an Event of Default.

23. LESSEE'S WAIVERS. To the extent permitted by applicable law, Lessee hereby waives any and all rights and remedies conferred upon a lessee by Sections 2A-508 through 2A-522 of the UCC, provided, however, that Lessee shall have the right to recover damages from Lessor for any breach by Lessor of its obligations under this Agreement. To the extent permitted by applicable law, Lessee also hereby waives any rights now or hereafter conferred by statute or otherwise which may require Lessor to sell, lease or otherwise use any Equipment in mitigation of Lessor's damages as set forth in Paragraph 21 above or which may otherwise limit or modify any of Lessor's rights or remedies under Paragraph 21, except that Lessee shall have the right to require Lessor to convey to Lessee, without representation, warranty or recourse, all of Lessor's rights, title and interest in and to the Equipment upon Lessor's receipt, following an Event of Default and the exercise of Lessor's remedies, of the amounts specified in Paragraph 21(f).

24. NOTICES; ADMINISTRATION. Except as otherwise provided herein, all notices, approvals, consents, correspondence or other communications required or desired to be given hereunder shall be given in writing and shall be delivered by overnight courier, hand delivery or certified or registered mail, postage prepaid, if to Lessor, then to Technology Finance Division, 76 Batterson Park Road, Farmington, Connecticut 06032, Attention: Assistant Vice President, Lease Administration, with a copy to Lessor at Riverway II, West Office Tower, 9399 West Higgins Road, Rosemont, Illinois 60018, Attention: Legal Department, if to Lessee, then to Diversa Corporation, 10665 Sorrento Valley Road, San Diego, California 92121, Attention: Vice President and Chief Financial Officer or such other address as shall be designated by Lessee or Lessor to the other party. All such notices and correspondence shall be effective when received.

                                      8.

25. REPRESENTATIONS. Lessee represents and warrants to Lessor that (a) Lessee is duly organized, validly existing and in good standing under the laws of the State of its incorporation; (b) the execution, delivery and performance by Lessee of this Agreement are within Lessee's powers, have been duly authorized by all necessary action, and do not and will not contravene (i) Lessee's organizational documents or (ii) any law or contractual restriction binding on or affecting Lessee; (c) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by Lessee of this Agreement; (d) each Lease constitutes the legal, valid and binding obligations of Lessee enforceable against Lessee in accordance with its terms; (e) to the knowledge of the Lessee, the cost of each item of Equipment does not exceed the fair and usual price for such type of equipment purchased in like quantity and reflects all discounts, rebates, and allowances for the Equipment (including, without limitation, discounts for advertising, prompt payment, testing or other services) given to the Lessee by the manufacturer, supplier or any other person; and (f) all information supplied by Lessee to Lessor in connection herewith is correct and does not omit any material statement necessary to insure that the information supplied is not misleading.

26. FURTHER ASSURANCES. Lessee, upon the request of Lessor, will execute, acknowledge, record or file, as the case may be, such further documents and do such further acts as may be reasonably necessary, desirable or proper to carry out more effectively the purposes of this Agreement. Lessee hereby appoints Lessor as its attorney-in-fact to execute on behalf of Lessee and authorizes Lessor to file without Lessee's signature any UCC financing statements and amendments Lessor deems reasonably necessary.

27. FINANCIAL STATEMENTS. Lessee shall deliver to Lessor: (a) as soon as available, but not later than 120 days after the end of each fiscal year of Lessee and its consolidated subsidiaries, the consolidated balance sheet, income statement and statements of cash flows and shareholders equity for Lessee and its consolidated subsidiaries (the "Financial Statements") for such year, reported on by independent certified public accountants without an adverse qualification, and (b) as soon as available, but not later than 60 days after the end of each of the first three fiscal quarters in any fiscal year of Lessee and its consolidated subsidiaries, the Financial Statements for such fiscal quarter, together with a certification duly executed by a responsible officer of Lessee that such Financial Statements have been prepared in accordance with generally accepted accounting principles and are fairly stated in all material respects (subject to normal year-end audit adjustments). Lessee shall also deliver to Lessor as soon as available copies of all press releases and other similar communications issued by Lessee.

28. CONSENT TO JURISDICTION. Lessee irrevocably submits to the jurisdiction of any Illinois state or federal court sitting in Illinois for any action or proceeding arising out of or relating, to this Agreement or the transactions contemplated hereby, and Lessee irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such Illinois state or federal court.

29. WAIVER OF JURY TRIAL. LESSEE AND LESSOR IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                                      9.

30. FINANCE LEASE. Lessee and Lessor agree that each Lease is a "Finance Lease" as defined by Section 2A-103(g) of the UCC. Lessee acknowledges that Lessee has reviewed and approved each written Supply Contract (as defined by UCC 2A-103(y)) covering Equipment purchased from each "Supplier" (as defined by UCC 2A-103(x)) thereof.

31. NO AGENCY. Lessee acknowledges and agrees that neither the manufacturer or supplier, nor any salesman, representative or other agent of the manufacturer or supplier, is an agent of Lessor. No salesman, representative or agent of the manufacturer or supplier is authorized to waive or alter any term or condition of this Agreement or any Schedule and no representation as to the Equipment or any other matter by the manufacturer or supplier shall in any way affect Lessee's duty to pay Rent and perform its other obligations as set forth in this Agreement or any Schedule.

32. SPECIAL TAX INDEMNIFICATION. Lessee acknowledges that Lessor, in determining the Rent due hereunder, has assumed that certain tax benefits as are provided to an owner of property under the Internal Revenue Code of 1986, as amended (the "Code"), and under applicable state tax law, including, without limitation, depreciation deductions under Section 168(b) of the Code, and deductions under
Section 163 of the Code in an amount at least equal to the amount of interest paid or accrued by Lessor with respect to any indebtedness incurred by Lessor in financing its purchase of the Equipment, are available to Lessor as a result of the lease of the Equipment. In the event Lessor is unable to obtain such tax benefits as a result of an act or omission of Lessee of which Lessee has prior written notice and opportunity to comply, is required to include in income any amount other than the Rent or is required to recognize income in respect of the Rent earlier than anticipated pursuant to this Agreement, Lessee shall pay Lessor additional rent ("Additional Rent") in a lump sum in an amount needed to provide Lessor with the same after-tax yield and after-tax cash flow as would have been realized by Lessor had Lessor (i) been able to obtain such tax benefits and (ii) not been required to recognize income in respect of the Rent earlier than anticipated pursuant to this Agreement. The Additional Rent shall be computed by Lessor, which computation shall be binding on Lessee unless disputed in good faith by Lessee. The Additional Rent shall be due immediately upon written notice by Lessor to Lessee of Lessor's inability to obtain tax benefits, the inclusion of any amount in income other than the Rent or the recognition of income in respect of the Rent earlier than anticipated pursuant to this Agreement. The provisions of this Paragraph 32 shall survive the termination of this Agreement.

33. GOVERNING LAW; SEVERABILITY. EACH LEASE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF. IF ANY PROVISION SHALL BE HELD TO BE INVALID OR UNENFORCEABLE, THE VALIDITY AND ENFORCEABILITY OF THE REMAINING PROVISIONS SHALL NOT IN ANY WAY BE AFFECTED OR IMPAIRED.

LESSEE ACKNOWLEDGES THAT LESSEE HAS READ THIS AGREEMENT AND THE SCHEDULE HERETO, UNDERSTANDS THEM, AND AGREES TO BE BOUND BY THEIR TERMS AND CONDITIONS. FURTHER, LESSEE AND LESSOR AGREE THAT THIS AGREEMENT, THE SCHEDULES DELIVERED AND SIGNED BY LESSEE AND LESSOR IN CONNECTION HEREWITH FROM TIME TO TIME AND LESSOR'S WRITTEN COMMITMENT TO LESSEE IN EFFECT FROM TIME TO TIME, INCLUDING, WITHOUT LIMITATION, THE COMMITMENT LETTERS DATED MARCH 31, 1997 AND APRIL 7,1998, ARE THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT

                                      10.

BETWEEN THE PARTIES, SUPERSEDING ALL PROPOSALS OR PRIOR AGREEMENTS, ORAL OR WRITTEN, AND ALL OTHER COMMUNICATIONS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF.

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be duly executed by their duly authorized officers as of this 29th day of April, 1988.

DIVERSA CORPORATION

By: /s/ Kathy Van Sleen
    ---------------
    Name:
    Title:
    Federal Identification Number 22-3297375

TRANSAMERICA BUSINESS CREDIT
CORPORATION

By:  /s/ Gary P. Moro
     ----------------
     Name:  Gary P. Moro
     Title:  Vice President

                                      11.

Exhibit A

March 31, 1997

Ms. Kathy Van Sleen
Vice President & Chief Financial Officer
Recombitant BioCatalysis, Inc.
10665 Sorrento Valley Road
San Diego, CA  92121

Dear Kathy:

Transamerica Business Credit Corporation - Technology Finance Division ("Lessor") is pleased to lease the Equipment described below to Recombitant BioCatalysis, Inc. ("Lessee"). This Commitment supersedes all prior correspondence, proposals, and oral or other communications relating to leasing arrangements between Lessee and Lessor. The outline of this offer is as follows:

Lessee:  Recombitant BioCatalysis, Inc.

Lessor: Transamerica Business Credit Corporation - Technology Finance Division and/or its affiliates, successors and assigns.

Guarantor:  Not Applicable.

Equipment: Research and Development and other Equipment now owned or hereafter acquired by Lessee, (all equipment subject to Lessor's approval prior to funding), including, without limitation, all additions, improvements, replacements, repairs, appurtenances, substitutions, and attachments thereto and all proceeds (including insurance proceeds) thereof (the "Equipment").

Equipment Cost: Total not to exceed R2,500,000 including "soft costs" not to exceed $375,000.00

Equipment Location:  10665 Sorrento Valley Road, San Diego, California 92121.

Anticipated Delivery:  Through December 31, 1997.

Termination of Commitment: This commitment will terminate if the first delivery of Equipment is not completed and funded on or before June 15, 1997. The final delivery of Equipment shall not be later than March 31, 1998.

Lease Term Commencement: Upon delivery, acceptance and funding of the Equipment or upon each completion of deliveries of items of Equipment with aggregate cost of not less than $100,000, but in no event, shall any Equipment be delivered later than March 31, 1998.

Term: From each Lease Term Commencement until 60 months from the first day of the month next following or on the same date as the Lease Term Commencement if that date is the first date of the month.

                                      1.

Lease Repayment Terms: Monthly Rent equal to 2.2595% of Equipment Cost shall be payable monthly in advance, plus applicable sales and other taxes. The first and last months rent shall be payable in advance. As of the date of each Lease Term Commencement, the Monthly Rent Payments shall be fixed for the term.

The Lessor reserves the right to increase the Monthly Rent Payments as of the date of each Lease Term Commencement commensurate to the increase in the weekly average of the interest rates of five-year U.S. Treasury Securities from the week ending February 7, 1997 to the week preceding the date of each Lease Term Commencement, as published in the Wall Street Journal.

Interim Rent Payments: In the event that the Lease Term Commencement is not on the first day of the month, Interim Rent Payments shall accrue from each Lease Term Commencement until the next following first day of a month and shall be payable at the end of that month. Interim Rent Payments shall be calculated at the daily equivalent of the currently adjusted Monthly Payment.

Purchase Obligation: The Lessee shall purchase all (but not less than all) the Equipment at the expiration of the term of each lease schedule for the then current Fair Market Value of the Equipment, plus applicable sales and other taxes.

It shall be agreed that the Fair Market Value will be 10% of Equipment Cost.

Documentation: The documentation relating to this transaction shall implement the transaction contemplated by this commitment letter to the satisfaction of Lessor and its counsel and Lessee and its counsel, shall be fully acceptable to Lessor and its counsel and Lessee and its counsel, and shall contain conditions precedent, representations, warranties and covenants by Lessee and shall provide for events of defaults and remedies, all as required by Lessor for transactions of this type and acceptable to Lessee. The documentation shall include, but not be limited to, the terms and conditions described in this commitment letter.

Insurance: Prior to any delivery of Equipment, the Lessee shall furnish a certificate of insurance acceptable to the Lessor in amount, type, and term covering the Equipment including primary, all risk, physical damage, property damage and bodily injury with appropriate loss payee and additional insured endorsements in favor of the Lessor.

Taxes: Sales or use taxes would be added to the Equipment Cost or collected on the gross rentals, as appropriate.

Representations and Additional Covenants: There shall be no actual or threatened conflict with, or violation of, any regulatory statute, standard or rule relating to the Lessee, its present or future operations, or the Equipment.

All material information supplied by the Lessee shall be correct and shall not omit any statement necessary to make the information supplied not be misleading. There shall be no material breach of the representations and warranties of the Lessee in the Lease. The representations shall include that the Equipment Cost of each item of the Equipment does not exceed the fair and usual price for such type of Equipment purchased in like quantity purchased by Lessee of such item and reflects all discounts, rebates and allowances for the Equipment given to Lessee by the

                                      2.